Exhibit 99.3

LOCKHEED MARTIN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 6, 2015, Lockheed Martin Corporation (“Lockheed Martin” or the “Corporation”) completed its acquisition of Sikorsky Aircraft Corporation and certain affiliated entities (“Sikorsky”) by purchasing all of the issued and outstanding equity of Sikorsky for approximately $9.0 billion, net of cash acquired, funded with a combination of cash on hand and new debt issuances (referred to herein as the “Acquisition”). Sikorsky is a global company engaged in the design, manufacture and support of military and commercial helicopters.

On November 23, 2015, Lockheed Martin issued long term notes in order to refinance a majority of the debt incurred to initially fund the purchase of Sikorsky (referred to herein as the “Refinancing”).

The Acquisition and Refinancing are collectively referred to herein as the “Transactions.”

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Lockheed Martin and Sikorsky, after giving effect to the Acquisition on November 6, 2015 and the Refinancing on November 23, 2015.

The unaudited pro forma condensed combined statements of earnings for the nine months ended September 27, 2015 and the year ended December 31, 2014 have been prepared to reflect the Transactions as if they occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 27, 2015 has been prepared to reflect the Transactions as if they occurred on September 27, 2015.

The pro forma condensed combined financial statements do not necessarily reflect what the combined Corporation’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined corporation. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Lockheed Martin included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the quarter ended September 27, 2015, filed with the SEC, and the historical combined financial statements of Sikorsky, included herein. The unaudited pro forma condensed combined financial information does not reflect any impact of the strategic review disclosed in the Corporation’s quarterly reports on Form 10-Q.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Nine Months Ended September 27, 2015

(in millions, except share data)

	Historical		Nine Months Ended September 27, 2015
	Nine Months Ended September 27, 2015 Lockheed Martin	Nine Months Ended September 30, 2015 Sikorsky	Reclassification Adjustments (Note 1)	Note References	Acquisition Adjustments	Note References	Refinancing Adjustments	Note References	Pro Forma Combined
Net sales
Products	$25,820	$3,607	$—		$(75)	F	$—		$29,352
Services	7,395	741	—		—		—		8,136
Total net sales	33,215	4,348	—		(75)		—		37,488

Cost of sales
Products	(22,922)	(3,203)	(266)	a, b, c, d, f	34	D, E, F, L	—		(26,357)
Services	(6,493)	(543)	(64)	b, c, d	(22)	D, E	—		(7,122)
Severance charges	(35)	—	(29)	a	—		—		(64)
Other unallocated, net	125	—	(107)	b, g	18	L	—		36
Research and development	—	(137)	137	d	—		—		—
Selling, general and administrative	—	(326)	326	d, g	—		—		—
Total cost of sales	(29,325)	(4,209)	(3)		30		—		(33,507)
Gross profit	3,890	139	(3)		(45)		—		3,981
Other income, net	265	38	(13)	e, f	(2)	H	—		288
Operating profit	4,155	177	(16)		(47)		—		4,269
Interest expense	(301)	(21)	—		(38)	I, K	(141)	J	(501)
Other non-operating income, net	6	—	—		—		—		6
Earnings before income taxes	3,860	156	(16)		(85)		(141)		3,774
Income tax expense	(1,188)	(105)	17	c	88	M, N	49	N	(1,139)
Net earnings	2,672	51	1		3		(92)		2,635
Less: Net loss attributable to noncontrolling interests	—	(1)	1	e	—		—		—
Net earnings	$2,672	$52	$—		$3		$(92)		$2,635

Earnings per Common Share
Basic	$8.57							O	$8.45
Diluted	$8.45							O	$8.33

Cash dividends paid per common share	$4.50								$4.50

See notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Year Ended December 31, 2014

(in millions, except share data)

	Historical Lockheed Martin	Historical Sikorsky	Reclassification Adjustments (Note 1)	Note References	Acquisition Adjustments	Note References	Refinancing Adjustments	Note References	Pro Forma Combined
Net sales
Products	$36,093	$6,369	$—		$(31)	F	$—		$42,431
Services	9,507	1,085	—		—		—		10,592
Total net sales	45,600	7,454	—		(31)		—		53,023
Cost of sales
Products	(31,965)	(5,877)	(356)	b, c, d, f	(171)	D, E, F	—		(38,369)
Services	(8,393)	(821)	(65)	b, c, d	(24)	D, E	—		(9,303)
Severance charges	—	—	—		—		—		—
Goodwill impairment charges	(119)	—	—		—		—		(119)
Other unallocated, net	132	—	(90)	b	—		—		42
Research and development	—	(167)	167	d	—		—		—
Selling, general and administrative	—	(389)	389	d	—		—		—
Total cost of sales	(40,345)	(7,254)	45		(195)		—		(47,749)
Gross profit	5,255	200	45		(226)		—		5,274
Other income, net	337	18	(25)	e, f	—		—		330
Operating profit	5,592	218	20		(226)		—		5,604
Interest expense	(340)	(25)	—		(51)	I, K	(186)	J	(602)
Other non-operating income, net	6	—	—		—		—		6
Earnings before income taxes	5,258	193	20		(277)		(186)		5,008
Income tax expense	(1,644)	(25)	(21)	c	97	N	65	N	(1,528)
Net earnings	3,614	168	(1)		(180)		(121)		3,480
Less: Net income attributable to noncontrolling interests	—	1	(1)	e	—		—		—
Net earnings	$3,614	$167	$0		$(180)		$(121)		$3,480
Earnings per Common Share
Basic	$11.41							O	$10.99
Diluted	$11.21							O	$10.79

See notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 27, 2015

(in millions, except par value)

	Historical		As of September 27, 2015
	as of September 27, 2015 Lockheed Martin	as of September 30, 2015 Sikorsky	Reclassification Adjustments (Note 1)	Note References	Acquisition Adjustments	Note References	Refinancing Adjustments	Note References	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$3,300	$25	$—		$(2,108)	A, I	$888	J	$2,105
Receivables, net	6,740	1,206	(17)	q	722	B, F	—		8,651
Inventories, net	3,237	2,213	64	m, q	(460)	B	—		5,054
Deferred income taxes	1,263	189	(19)	q	(98)	C	—		1,335
Other current assets	515	83	(14)	q	(30)	B, I	48	J	602
Total current assets	15,055	3,716	14		(1,974)		936		17,747
Property, plant and equipment, net	4,677	692	(25)	i	(65)	B	—		5,279
Goodwill	10,832	—	341	h	2,475	A	—		13,648
Goodwill and intangible assets	—	370	(370)	h	—		—		—
Intangibles	—	—	29	h	3,914	B	—		3,943
Deferred income taxes	4,096	51	(5)	n	168	C	—		4,310
Investments	—	247	(247)	j	—		—		—
Other noncurrent assets	4,957	53	277	i, j, n	172	B	—		5,459
Total assets	$39,617	$5,129	$14		$4,690		$936		$50,386

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,215	$576	$59	k, q	$(39)	A, B, F, G	$—		$2,811
Net payable to affiliates	—	76	(76)	k	—		—		—
Accrued liabilities	—	421	(421)	l	—		—		—
Customer advances and amounts in excess of costs incurred	5,339	1,059	151	l, o	10	B	—		6,559
Salaries, benefits and payroll taxes	1,947	—	103	l	2	B	—		2,052
Current portion of long-term debt	952	10	—		6,918	B, I	(6,000)	J	1,880
Other current liabilities	2,527	—	236	l, m	111	B	—		2,874
Total current liabilities	12,980	2,142	52		7,002		(6,000)		16,176

Accrued pension liabilities	11,374	—	—		—		—		11,374
Other postretirement benefit liabilities	1,082	—	—		—		—		1,082
Long-term debt, net	7,460	7	—		4	B	6,936	J	14,407
Other noncurrent liabilities	3,908	463	(38)	l, o	237	B, C	—		4,570
Total liabilities	$36,804	$2,612	$14		$7,243		$936		$47,609

Stockholders’ equity
Common stock, $1 par value per share	306	—	—		—		—		306
Additional paid-in capital	—	—	—		—		—		—
Retained earnings	13,828	—	2	p	(38)	A, G	—		13,792
UTC net investment	—	2,566	—		(2,566)	A	—		—
Noncontrolling interest	—	2	(2)	p	—		—		—
Accumulated other comprehensive loss	(11,321)	(51)	—		51	A	—		(11,321)
Total stockholders’ equity	2,813	2,517	—		(2,553)		—		2,777
Total liabilities and stockholders’ equity	$39,617	$5,129	$14		$4,690		$936		$50,386

See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – BASIS OF PRESENTATION

The historical consolidated financial statements of Lockheed Martin have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of earnings, expected to have a continuing impact on the combined results following the Transactions.

The business combination was accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). As the acquirer, the Corporation has estimated the fair value of Sikorsky’s assets acquired and liabilities assumed and conformed the accounting policies of Sikorsky to its own accounting policies.

The pro forma condensed combined financial statements do not necessarily reflect what the combined Corporation’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined corporation. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma condensed combined financial statements do not reflect the realization of any expected ongoing cost savings or other synergies from the Acquisition as a result of the integration of Lockheed Martin and Sikorsky, nor do they reflect other planned cost savings initiatives following the completion of the business combination. The Corporation currently estimates that synergies will result in annual cost savings of approximately $150 million, which are not reflected in the pro forma condensed combined statements of earnings. Although the Corporation believes such synergies will be realized following the business combination, there can be no assurance that these synergies will be achieved in full or at all.

Lockheed Martin closes its books and records on the last Sunday of the calendar quarter, which was on September 27 for the third quarter of 2015. The unaudited pro forma condensed combined financial statements included herein are labeled based on that convention. This practice only affects interim periods as Lockheed Martin’s fiscal year ends on December 31. The pro forma condensed combined statement of earnings for the nine months ended September 27, 2015 combines the historical results of Lockheed Martin for the nine months ended September 27, 2015 and the results of Sikorsky for the nine months ended September 30, 2015, and the pro forma condensed combined balance sheet combines the historical balance sheet of Lockheed Martin at September 27, 2015 and the historical balance sheet of Sikorsky at September 30, 2015.

Certain balances from the historical financial information of Sikorsky were reclassified to conform their presentation to that of Lockheed Martin. Further review of Sikorsky’s financial statements may result in required revisions to Sikorsky’s classifications to conform to Lockheed Martin’s. Lockheed Martin does not expect that any such revisions would be material. The reclassification adjustments are presented below:

Unaudited Pro Forma Condensed Combined Statements of Earnings

a)	Reclassification of restructuring charges related to workforce reductions recognized in Cost of sales - Products to Severance charges in the amount of $29 million for the nine months ended September 27, 2015.

b)	Reclassification of FAS/CAS pension adjustments and stock based compensation recognized in Cost of sales to Other unallocated, net in the amounts of $89 million and $90 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively.

c)	Reclassification of state income tax expense recognized in Income tax expense to Cost of sales – Products and Cost of sales – Services in the amounts of $14 million and $3 million, respectively, for the nine months ended September 27, 2015. Reclassification of state income tax benefit recognized in Income tax expense to Cost of sales – Products and Cost of sales – Services in the amounts of $18 million and $3 million, respectively, for the year ended December 31, 2014.

d)	Reclassification of Research and development and Selling, general and administrative to Cost of sales – Products in the amounts of $369 million and $475 million and Cost of sales – Services in the amounts of $76 million and $81 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively. As noted in reclassification adjustment (g), $18 million of pension curtailment losses recorded in Selling, general and administrative was reclassified to Other unallocated, net and excluded from this reclassification.

e)	Reclassification of minority interest income (loss) from Net income (loss) attributable to noncontrolling interests to Other income, net in the amount of $(1) million and $1 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively.

f)	Reclassification of commission expenses recognized in Cost of sales – Products to Other income, net in the amounts of $14 million and $24 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively.

g)	Reclassification of pension curtailment losses recognized in Selling, general and administrative to Other unallocated, net in the amount of $18 million for the nine months ended September 27, 2015. Total pension curtailment losses recognized by Sikorsky for the nine months ended September 27, 2015 amounted to $110 million, of which $92 million was recorded in Cost of Sales – Products and the remaining $18 million was reclassified as noted above.

Unaudited Pro Forma Condensed Combined Balance Sheet

h)	Reclassification of $341 million of goodwill from Goodwill and intangible assets to Goodwill and $29 million of intangible assets from Goodwill and intangible assets to Intangibles.

i)	Reclassification of $25 million of capitalized software from Property, plant and equipment, net to Other noncurrent assets.

j)	Reclassification of $247 million of Investments to Other noncurrent assets.

k)	Reclassification of $76 million of Net payable to affiliates to Accounts payable.

l)	Reclassification of $421 million of Accrued liabilities in the amounts of $103 million to Salaries, benefits, and payroll taxes, $205 million to Other current liabilities, $16 million to Other noncurrent liabilities and $97 million to Customer advances and amounts in excess of costs incurred.

m)	Reclassification of $31 million of contracts in a loss position from Inventories, net to Other current liabilities.

n)	Reclassification of $5 million of state deferred income taxes from Deferred income taxes to Other noncurrent assets.

o)	Reclassification of $54 million from Other noncurrent liabilities to Customer advances and amounts in excess of costs incurred.

p)	Reclassification of $2 million of Noncontrolling interest to Retained earnings.

q)	Remaining amounts are reclassifications within current assets and liabilities.

NOTE 2 – FINANCING TRANSACTIONS

The Corporation purchased Sikorsky for $9,083 million. The Corporation funded the initial cash payment to United Technologies Corporation of $9,083 million, of which $5 million was deferred due to pending regulatory approvals, with a combination of $2,158 million of cash on hand and by incurring new debt of $6,920 million.

On November 23, 2015, the Corporation issued fixed interest rate long term notes with a $7,000 million par value in a public offering and received $6,888 million in cash, which is net of $48 million in debt issuance costs and $64 million of issuance discounts. The Corporation used proceeds of the financing to repay all outstanding borrowings under a 364-Day Credit Agreement used to finance a portion of the purchase of Sikorsky, and disclosed that the remaining balance of the proceeds from the issuance will be used for general corporate purposes, which could include the payment at maturity of the commercial paper that was also used to finance a portion of the purchase of Sikorsky.

NOTE 3 – PRELIMINARY PURCHASE PRICE ALLOCATION

The Corporation has performed a preliminary valuation analysis of the fair market value of Sikorsky’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date, which is based on cash consideration of $9,078 million and $5 million in payables to United Technologies Corporation (in millions of dollars):

Cash and cash equivalents	$75
Receivables	1,921
Inventories	1,817
Deferred income taxes, current	72
Other current assets	36
Property, plant and equipment	602
Goodwill	2,816
Intangible assets	3,943
Other noncurrent assets	502
Deferred income taxes, noncurrent	214
Total identifiable assets and goodwill	11,998
Accounts payable	(565)
Customer advances and amounts in excess of costs incurred	(1,220)
Salaries, benefits, and payroll taxes	(105)
Current portion of long-term debt	(5)
Other current liabilities	(347)
Long-term debt	(11)
Below market contracts (1)	(480)
Other noncurrent liabilities	(150)
Deferred income tax liabilities, noncurrent (1)	(32)
Total liabilities assumed	(2,915)
Total consideration	$9,083

(1)	Recorded in Other noncurrent liabilities.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and statements of earnings. U.S. GAAP permits companies to complete the final determination of the fair values of assets and liabilities up to one year from the acquisition date. The size and breadth of the Sikorsky acquisition will necessitate the use of this one year measurement period to adequately analyze and assess a number of the factors used in establishing the asset and liability fair values as of the acquisition date including (i) changes in fair values of contracts assumed, fixed assets, inventories and deferred revenue, (ii) changes in allocations of intangible assets such as trademarks and platform composite intangibles, as well as goodwill, and (iii) other changes to assets and liabilities. The final allocation may also result in changes to amortization periods assigned to the assets. Any potential adjustments made could be material in relation to the preliminary values.

NOTE 4 – PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (all adjustments in millions):

(A)	To record the preliminary estimate of goodwill of $2,816 million associated with the Acquisition as shown in Note 3 (offset by the elimination of $341 million of Sikorsky’s historical goodwill), to record the elimination of Sikorsky’s historical equity, and to record the purchase consideration ($9,078 million reduction of cash and $5 million increase to accounts payable), net of cash received with the Acquisition, as shown in Note 3.

(B)	To record the preliminary estimate of the fair values of assets acquired and liabilities assumed associated with the Acquisition, as shown in Note 3, offset by the elimination of Sikorsky’s historical values. Fair values of assets acquired and liabilities assumed include adjustments to working capital from September 30, 2015 to the date of the Acquisition. Historical Sikorsky amounts are adjusted for reclassifications to conform Sikorsky’s historical presentation to that of Lockheed Martin’s.

Receivables	$1,921
Sikorsky historical receivables, net	(1,189)
Pro forma receivables, net adjustment(1)	732

Inventories	1,817
Sikorsky historical inventories, net	(2,277)
Pro forma inventories, net adjustment(1)	(460)

Other current assets	36
Sikorsky historical other current assets	(69)
Pro forma other current assets adjustment	(33)

Property, plant and equipment	602
Sikorsky historical property, plant and equipment	(667)
Pro forma property, plant and equipment adjustment	(65)

Intangible assets	3,943
Sikorsky historical intangibles	(29)
Pro forma intangibles adjustment	3,914

Other noncurrent assets	502
Sikorsky historical other noncurrent assets	(330)
Pro forma other noncurrent assets adjustment	172

Accounts payable	565
Sikorsky historical accounts payable	(635)
Pro forma accounts payable adjustment	(70)

Customer advances and amounts in excess of costs incurred	1,220
Sikorsky historical customer advances and amounts in excess of costs incurred	(1,210)
Pro forma customer advances and amounts in excess of costs incurred adjustment	10

Salaries, benefits and payroll taxes	105
Sikorsky historical salaries, benefits and payroll taxes	(103)
Pro forma salaries, benefits and payroll taxes adjustment	2

Current portion of long-term debt	5
Sikorsky historical current portion of long-term debt	(10)
Pro forma current portion of long-term debt adjustment	(5)

Other current liabilities	347
Sikorsky historical other current liabilities	(236)
Pro forma other current liabilities adjustment	111

Long-term debt	11
Sikorsky historical long-term debt	(7)
Pro forma long-term debt adjustment	4

Below market contracts(3)	480
Sikorsky historical below market contracts	(—)
Pro forma below market contracts adjustment(2)	480

Other noncurrent liabilities, excluding below market contracts and noncurrent deferred income tax liabilities	150
Sikorsky historical other noncurrent liabilities, excluding below market contracts and noncurrent deferred income tax liabilities of ($232 million)	(193)
Pro forma other noncurrent liabilities adjustment	(43)

(1)	This pro forma adjustment is primarily impacted by the reclassification of $548 million of inventories, net of advances, to receivables. The adjustment is related to U.S. Government contracts that were accounted for on a units of delivery basis and is based on the amount of inventory under which the U.S. Government held lien rights.
(2)	Below market contracts fair value adjustments are reflected in other noncurrent liabilities in the unaudited pro forma condensed combined balance sheet.
(3)	Lockheed Martin has recognized a liability associated with below market contracts. The liability represents the expected costs in excess of revenues, plus a reasonable margin, that will be incurred to meet customer commitments.

(C)	Adjusts current deferred income tax assets, noncurrent deferred income tax assets, and noncurrent deferred income tax liabilities (recorded in noncurrent liabilities) resulting from the Acquisition by ($98) million, $168 million, and $200 million respectively. This estimate of deferred tax assets and liabilities was determined based on the book/tax basis differences of the fair value adjustments attributable to identifiable assets and liabilities acquired at a tax rate of approximately 35%. This estimate of deferred tax assets is preliminary and is subject to change based upon Lockheed Martin’s final determination of the fair values of intangible and tangible assets acquired and liabilities assumed by jurisdiction and further analysis of the tax basis of the assets and liabilities assumed.

(D)	Reflects the additional amortization expense on the identified intangibles recorded as a result of the Acquisition. For purposes of the pro forma adjustments, we estimated the additional amortization expense for the nine months ended September 27, 2015 and year ended December 31, 2014 associated with the identified intangibles by amortizing over their respective useful lives using a straight-line method. This additional amortization was offset by the amortization recorded by Sikorsky on their historical intangibles, which have been written-off as part of the purchase accounting adjustments (in millions of dollars).

Estimated Amortization Expense

	Preliminary Fair Value	Weighted Average Estimated Useful Life (Years)	Nine Months Ended September 27, 2015	Year Ended December 31, 2014
Trademarks	$816	Indefinite	$—	$—
Platform composite intangibles	3,127	15	170	227

Sikorsky historical amortization expense allocated to cost of sales - products			$(4)	$(4)
Sikorsky historical amortization expense allocated to cost of sales - services			(1)	(1)
Pro forma adjustment to cost of sales - products			$142	$198
Pro forma adjustment to cost of sales - services			$23	$24

(E)	Reflects the pro forma adjustment to depreciation expense on the acquired property, plant and equipment as a result of the Acquisition. Machinery and equipment will be depreciated over their respective useful lives on an accelerated basis during the first half of their estimated useful lives and the straight-line method thereafter, while buildings will be depreciated over their respective useful lives using the straight-line method. The pro forma depreciation adjustment is the difference between the depreciation associated with the acquired property, plant and equipment and the depreciation recorded by Sikorsky on their historical property, plant and equipment, which has been written-off as part of the purchase accounting adjustments (in millions of dollars).

Estimated Depreciation Expense

	Preliminary Fair Value		Weighted Average Estimated Useful Life (Years)	Nine Months Ended September 27, 2015	Year Ended December 31, 2014
Land	$31		Indefinite	$—	$—
Buildings	151		29	4	5
Machinery and equipment	324	(1)	5	45 (1)	79 (1)
Construction in progress	116			—	—

Sikorsky historical depreciation expense allocated to cost of sales - products				$(51)	$(71)
Sikorsky historical depreciation expense allocated to cost of sales - services				(8)	(9)
Pro forma adjustment to cost of sales - products				$(9)	$4
Pro forma adjustment to cost of sales - services				$(1)	$—

Depreciation expense of the acquired property, plant and equipment as a result of the Acquisition is estimated to be $65 million, $59 million, $59 million, $59 million, and $27 million for the years ended December 31, 2015, 2016, 2017, 2018 and 2019, respectively.

(1)	Includes depreciation on $20 million of capitalized software recognized in other noncurrent assets.

(F)	Elimination of the historical sales, cost of sales, accounts receivable and accounts payable on the activity between Lockheed Martin and Sikorsky, as presented below (in millions of dollars):

	Nine Months Ended September 27, 2015	Year Ended December 31, 2014
Pro forma elimination of net sales - products	$(75)	$(31)
Pro forma elimination of cost of sales - products	$75	$31

As of September 27, 2015
Pro forma elimination of accounts payable	$10
Pro forma elimination of receivables, net	10

(G)	To record the $36 million of estimated remaining transaction costs to be incurred by Lockheed Martin in connection with the Acquisition. In accordance with U.S. GAAP, acquisition related transaction costs are not included as a component of purchase price but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $36 million of costs as an increase to Accounts payable with a corresponding decrease in Retained earnings.

(H)	To eliminate transaction costs in the amount of $2 million incurred by the parties in connection with the Acquisition for the nine months ended September 27, 2015.

(I)	To record new debt of $6,923 million (net of $3 million in debt issuance costs) incurred by Lockheed Martin to finance a portion of the Acquisition by drawing on funding available under a 364-Day Credit Agreement and commercial paper issuances under the Corporation’s commercial paper program in the amounts of $6,000 million and $923 million, respectively.

The new debt results in a net increase in interest expense as if the debt was obtained on January 1, 2014 and was outstanding for the entire nine months ended September 27, 2015 and year ended December 31, 2014, as presented below. For pro forma purposes, interest rates on November 6, 2015 of 1.1% and 0.4% are used in calculating interest expense on the 364-Day Credit Agreement and commercial paper, respectively (in millions of dollars).

	Nine Months Ended September 27, 2015	Year Ended December 31, 2014
Interest expense on 364-Day Credit Agreement	$50	$67
Interest expense on commercial paper	3	4
Pro forma interest expense	$53	$71

The pro forma adjustment to interest expense in the condensed combined statements of earnings also includes amortization of debt issuance costs in the amount of $2 million and $3 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively.

(J)	To record new debt of $7,000 million (net of $48 million in debt issuance costs and $64 million in discounts) in connection with the Refinancing on November 23, 2015. On November 23, 2015, Lockheed Martin repaid all outstanding borrowings under the 364-Day Credit Agreement, as shown in adjustment (I), with the proceeds from the issuance. The remaining balance of the proceeds from the issuance will be used for general corporate purposes, which could include the payment at maturity of the commercial paper issuances that were also used to finance a portion of the purchase of Sikorsky.

The Refinancing results in a net increase in interest expense as if the senior unsecured notes were issued on January 1, 2014 and were outstanding for the entire nine months ended September 27, 2015 and year ended December 31, 2014 and the repayment of all outstanding borrowings under the 364-Day Credit Agreement was made on January 1, 2014, as presented below (in millions of dollars):

Principal Amount and maturity	Fixed Interest Rate	Nine Months Ended September 27, 2015	Year Ended December 31, 2014
$750 due 2018	1.85%	$11	$14
$1,250 due 2020	2.50	23	31
$500 due 2023	3.10	11	15
$2,000 due 2026	3.55	53	70
$500 due 2036	4.50	17	22
$2,000 due 2046	4.70	70	93
Total interest expense associated with notes issuance		$185	$245
Interest expense on 364-Day Credit Agreement from adjustment (I)		(50)	(67)
Pro forma interest expense		$135	$178

The pro forma adjustment to interest expense in the condensed combined statements of earnings also includes amortization of debt issuance costs and discounts on the Refinancing in the amounts of $6 million and $8 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively, as presented below (in millions of dollars).

	Nine Months Ended September 27, 2015	Year Ended December 31, 2014
Amortization of debt issuance costs associated with notes issuance	$4	$6
Amortization of discount on notes issuance	4	5
Amortization of debt issuance costs associated with 364-Day Credit Agreement from adjustment (I)	(2)	(3)
Pro forma amortization of debt issuance costs in interest expense	$6	$8

(K)	To eliminate the interest expense incurred by Sikorsky associated with related party long-term debt obligations between Sikorsky and United Technologies Corporation, Sikorsky’s former parent company, in the amount of $17 million and $23 million for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively. As agreed upon in the stock purchase agreement, related party long-term debt is to be terminated as of or prior to the close of the purchase of Sikorsky. The related party long-term debt consisted primarily of a $250 million obligation with an interest rate of 8.75%, which was terminated on September 30, 2015 in anticipation of the closing of the Acquisition.

(L)	To eliminate a $110 million pension curtailment loss recognized by Sikorsky as a result of the Acquisition of which $92 million and $18 million were recorded in Cost of sales – Products and Other unallocated, net, respectively.

(M)	To eliminate a $58 million income tax charge related to historic earnings of foreign subsidiaries recognized by Sikorsky as a result of the Acquisition.

(N)	Reflects the income tax effect of all pro forma adjustments in the amounts of $79 million and $162 million based on the statutory tax rate of 35% for the nine months ended September 27, 2015 and year ended December 31, 2014, respectively. For tax purposes, goodwill resulting from the transaction is expected to be tax deductible.

(O)	Lockheed Martin did not issue any stock or stock-based awards in connection with the Acquisition. Therefore, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per common share are the same as the Lockheed Martin historical amounts.